Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-172117, 333-188490, 333-210982, 333-227128, 333-228399, 333-231040, 333-236392, 333-248630, 333-256291, and 333-268743) on Form S-8 and (Nos. 333-227127, 333-228398 and 333-259454) on Form S-3 of Lantronix, Inc. of our report dated March 30, 2023, relating to our audit of the financial statements of the Lantronix, Inc. 2013 Employee Stock Purchase Plan, as amended, as of and for the year ended December 31, 2022, which appears in this Annual Report on Form 11-K of Lantronix, Inc. 2013 Employee Stock Purchase Plan, as amended for the year ended December 31, 2023.

/s/ Baker Tilly US, LLP

Irvine, California
March 29, 2024